Prospectus	Filed Pursuant to Rule 424(b)(3) Registration No. 333-272132

Lucid Diagnostics Inc.

25,688,308 Shares of Common Stock

This prospectus relates to the potential offer and sale from time to time of 25,688,308 shares of our common stock, par value $0.001 per share, by the selling stockholder as set forth in “Selling Stockholder” below.

On March 21, 2023, pursuant to a securities purchase agreement dated as of March 13, 2023 (the “March 2023 Note SPA”), we sold a Senior Secured Convertible Note with an initial principal amount of $11,111,110 (the “March 2023 Note”) to the selling stockholder in a private placement (the “March 2023 Note Offering”). The shares of common stock offered by this prospectus consist of 25,688,308 shares issuable under the March 2023 Note, representing a good faith estimate of the maximum number of shares issuable thereunder. For more information, see “The March 2023 Note Offering” below.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

The selling stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of our common stock offered by this prospectus. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The timing and amount of any sale are within the sole discretion of the selling stockholder. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to its sale of shares. For more information, see “Plan of Distribution” below.

Our common stock is listed on the Global Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “LUCD.” On May 31, 2023, the last reported sale price of our common stock was $1.59 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under this prospectus, the selling stockholder may, from time to time, sell the securities offered by them as described in this prospectus.

This prospectus incorporates by reference important information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” on page 21 of this prospectus and “Information Incorporated by Reference” on page 21 of this prospectus. We also may add information to, or update or change information contained in, this prospectus through a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part. It is important for you to read and consider all of the information contained in or incorporated by reference in this prospectus, as so supplemented or amended, before making any decision whether to invest in our securities.

Neither we nor the selling stockholder have authorized anyone to provide you with any information other than that provided or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholder can provide any assurance as to the reliability of any other information that others may give you. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, our business, financial condition, results of operations and prospects may have changed. Neither we nor the selling stockholder are making an offer of these securities in any jurisdiction where the offer is not permitted.

MARKET AND INDUSTRY DATA

We obtained the market, industry and competitive position data used throughout this prospectus and the documents incorporated by reference in this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information, in addition to research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, while we believe the industry, market and competitive position data included or incorporated by reference in this prospectus are reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed and incorporated by reference in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

We have proprietary rights to trademarks used in this prospectus and the documents incorporated by reference in this prospectus, including Lucid Diagnostics™, EsoGuard®, EsoCheck® and Collect+Protect™. Solely for our convenience, trademarks and trade names referred to in this prospectus and in the documents incorporated by reference in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name, or service mark of any other company appearing in this prospectus and the documents incorporated by reference in this prospectus is the property of its respective holder.

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NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future, such as our estimates regarding expenses, future revenue, capital requirements and needs for additional financing and our expectations regarding the time during which we will be an emerging growth company under the JOBS Act. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us and on a number of assumptions. There can be no assurance that future developments will be those that have been anticipated or that our assumptions will prove correct. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors incorporated by reference or described in “Risk Factors,” as well as the following:

●	our limited operating history;

●	our financial performance, including our ability to generate revenue;

●	our ability to obtain regulatory approval for the commercialization of our products;

●	our ability of our products to achieve market acceptance;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our potential ability to obtain additional financing when and if needed;

●	our ability to protect our intellectual property;

●	our ability to complete strategic acquisitions;

●	our ability to manage growth and integrate acquired operations;

●	the potential liquidity and trading of our securities;

●	regulatory and operational risks;

●	cybersecurity risks;

●	risks related to COVID-19 pandemic; and

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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GLOSSARY

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Lucid,” “we,” “us,” “our” and similar terms refer to Lucid Diagnostics Inc., a Delaware corporation, and its subsidiaries. In addition, unless otherwise stated in this prospectus:

●	“510(k)” refers to a premarket notification, submitted to the FDA by a manufacturer pursuant to section 510(k) of the FDCA and 21 CFR § 807 subpart E, of its intent to market a non-exempt Class I or Class II medical device intended for human use, for which a PMA application is not required, to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent to, a legally marketed device, commonly known as a “predicate”; and “510(k) clearance” refers to a determination by FDA under 21 CFR § 807.100 that a medical device has been found to be substantially equivalent to a legally marketed predicate device and can be marketed in the U.S.

●	“BE” refers to Barrett’s Esophagus, an esophageal precancer and complication of GERD in which surface cells lining the lower esophagus undergo precancerous metaplastic or dysplastic transformation from repeated exposure to stomach fluid, including acid, refluxing into the lower esophagus. BE can be nondysplastic or dysplastic. In nondysplastic BE, or “NDBE,” there is no dysplasia. In dysplastic BE, there is dysplasia, which can be early, low-grade dysplasia, or “LGD,” or advanced, high-grade dysplasia, or “HGD.”

●	“BE-EAC spectrum” refers to conditions along the pathologic spectrum from esophageal precancer to cancer involving surface cells of the esophagus, starting with early precancerous NDBE, which can progress to LGD, then to HGD, and then to EAC.

●	“CAP” refers to the College of American Pathologists.

●	“CE Mark” refers to “Conformité Européenne” Mark, a mark indicating that a product such as a medical device conforms to the essential requirements of the relevant European directive and may be marketed in European Economic Area (the European Union, Norway, Iceland, and Lichtenstein), Switzerland, and, until July 1, 2023, the United Kingdom; for medical devices and in vitro devices the relevant directives had been Medical Device Directive 93/42/EEC and In-Vitro Diagnostic Medical Devices Directive 98/79/EC, respectively, but have been or will soon be replaced by Regulation (EU) 2017/745 and Regulation (EU) 2017/746, respectively.

●	“CLIA” refers to the Clinical Laboratory Improvement Amendments of 1988 and associated regulations set forth in 42 CFR § 493, through which CMS regulates all non-research laboratory testing performed on humans in the U.S., including LDTs.

●	“CMS” refers to the U.S. Center for Medicare and Medicaid Services.

●	“Dysplasia” is a precursor to invasive cancer characterized by premalignant transformation which is confined to surface cells of the lining an organ and characterized by abnormal intracellular and architectural features on cytologic or histologic evaluation.

●	“EAC” refers to esophageal adenocarcinoma, the most common and highly lethal form of esophageal cancer which universally arises from BE.

●	“FDA” refers to the U.S. Food and Drug Administration.

●	“FDCA” refers to the U.S. Food, Drug, and Cosmetic Act as codified in 21 CFR.

●	“GERD” refers to gastroesophageal reflux disease, commonly known as chronic heart burn, acid reflux, or just reflux, a symptomatic or asymptomatic pathologic condition where dysfunction of the muscular valve between the stomach and esophagus allows stomach fluid, including acid, to inappropriately reflux into the lower esophagus.

●	“LDT” or “laboratory developed test” refers to a diagnostic test, defined by FDA as “an IVD that is intended for clinical use and designed, manufactured and used within a single laboratory,” which is generally subject only to self-certification of analytical validity under the CMS CLIA program; FDA has historically exercised enforcement discretion with regard to premarket review of LDTs and last year was explicitly prohibited by the Department of Health and Human Services from such enforcement outside the formal rule-making process.

●	“PAVmed” refers to PAVmed Inc., our parent company, which owns a majority of our outstanding common stock.

●	“PMA” refers to premarket approval, the most stringent FDA premarket medical device scientific and regulatory review process, codified in 21 CFR § 814, which, due to the risk associated with Class III devices, requires sufficient valid scientific evidence in addition to general and special controls to assure that it is safe and effective for its intended use(s).

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PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein by reference before making an investment decision. Investors should carefully consider the information set forth and incorporated by reference in “Risk Factors” beginning on page 8.

Our Company

We are a commercial-stage medical diagnostics technology company focused on the millions of patients with GERD, also known as chronic heartburn, acid reflux or simply reflux, who are at risk of developing esophageal precancer and cancer, specifically highly lethal EAC.

We believe that our flagship product, the EsoGuard Esophageal DNA Test, performed on samples collected with the EsoCheck Esophageal Cell Collection Device, constitutes the first and only commercially available diagnostic test capable of serving as a widespread screening tool to prevent EAC deaths, through early detection of esophageal precancer in at-risk gastroesophageal reflux disease patients.

EsoGuard is a bisulfite-converted next-generation sequencing (NGS) DNA assay performed on surface esophageal cells collected with EsoCheck. It quantifies methylation at 31 sites on two genes, Vimentin (VIM) and Cyclin A1 (CCNA1). The assay was evaluated in a 408-patient multicenter case-control study published in Science Translational Medicine and showed greater than 90% sensitivity and specificity at detecting esophageal precancer and all conditions along the BE-EAC spectrum, including on samples collected with EsoCheck (Moinova, et al. Sci Transl Med. 2018 Jan 17;10(424): eaao5848). EsoGuard is commercially available in the U.S. as an LDT performed at our CLIA-certified laboratory. Cell samples, including those collected with EsoCheck, as discussed below, are sent to our laboratory, for testing and analyses using our proprietary EsoGuard NGS DNA assay.

EsoCheck is an FDA 510(k) and CE Mark cleared noninvasive swallowable balloon capsule catheter device capable of sampling surface esophageal cells in a less than five-minute office procedure. It consists of a vitamin pill-sized rigid plastic capsule tethered to a thin silicone catheter from which a soft silicone balloon with textured ridges emerges to gently swab surface esophageal cells. When vacuum suction is applied, the balloon and sampled cells are pulled into the capsule, protecting them from contamination and dilution by cells outside of the targeted region during device withdrawal. We believe this proprietary Collect+Protect technology makes EsoCheck the only noninvasive esophageal cell collection device capable of such anatomically targeted and protected sampling.

EsoGuard and EsoCheck are based on patented technology licensed by Lucid from Case Western Reserve University (“CWRU”). EsoGuard and EsoCheck have been developed to provide an accurate, non-invasive, patient-friendly screening test for the early detection of EAC and BE, including dysplastic BE and related pre-cursors to EAC in patients with GERD.

Recent Developments

Business

Status of Clinical Trials

We are currently seeking to accelerate our collection of clinical utility data through a range of trials that can be efficiently executed. These efforts include a planned investigator-initiated, retrospective analysis of prospectively collected data on the approximately 400 San Antonio fire fighters who underwent testing as part of a community-sponsored cancer awareness event (in respect of which we expect to publish results in the first half of 2023); a virtual-patient randomized controlled trial with intended recruitment of at least 100 physician participants (in respect of which we expect to publish results this year); a Lucid-sponsored multi-center, prospective, observational study with 500 patients; and a Lucid-sponsored registry at existing Lucid Test Centers, whereby all patients undergoing EsoCheck testing will be given the opportunity to provide informed consent and contribute data about their risk factors, EsoGuard results, and subsequent diagnostic and/or therapeutic journey. Both Lucid-sponsored observational/registry studies expect to have preliminary results and/or interim analysis before the end of 2023.

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LucidDx Labs Laboratory Operations Update

On February 14, 2023, we entered into an agreement with ResearchDx Inc. (“RDx”), pursuant to which we mutually agreed to terminate the management services agreement between us (the “RDx MSA”) without cause. The termination was effective as February 10, 2023. Until the termination of the RDx MSA, RDx had provided certain testing and related services for our laboratory in accordance with the terms of the RDx MSA. In anticipation of the termination of the RDx MSA, however, we accelerated the development of internal resources necessary to operate our laboratory entirely on its own. Accordingly, we believe that termination of the RDx MSA will improve the efficiency of the performance of the EsoGuard assay.

Among other things, the termination of the RDx MSA reduces the remaining amounts of the earnout payments and management fees due under the RDx MSA, and under our related asset purchase agreement with RDx, to $725,000 (from the $3,450,000 that would otherwise have been payable under the RDx MSA and the related asset purchase agreement, if the RDx MSA had remained in effect through the balance of its stated term), resulting in a net savings to us of $2,725,000. The payment was satisfied through the issuance of 553,436 shares of our common stock on February 25, 2023. We were not required to make any cash payments in connection with the termination.

#CheckYourFoodTube Events

In January 2023, we successfully completed our first #CheckYourFoodTube Precancer Testing Event, with the San Antonio Fire Department (the “SAFD”), during Firefighter Cancer Awareness Month by the International Association of Fire Fighters. A total of 391 members, who were deemed to be at-risk for esophageal precancer, underwent a brief, on-site, noninvasive cell collection procedure, performed by our clinical personnel using EsoCheck. Firefighters with suspected esophageal precancer based on a positive EsoGuard result were identified, including some less than 40 years of age, and will undergo appropriate monitoring and treatment, as indicated by clinical practice guidelines, to prevent progression to esophageal cancer.

Since then, two additional screening events have been hosted with the SAFD, and similar events have been held with fire departments in Athens, GA, Barnstable, MA, Gainesville, FL, and Orange County, CA. These events, which we continue to expand across the country, are an extension of our expanding satellite Lucid Test Center program, which brings our precancer testing directly to patients—at their physician’s office and now at large testing day events.

Launch of Direct Contracting Strategic Initiative

In March 2023, we launched a Direct Contracting Strategic Initiative (DCSI) to engage directly with large Administrative Services Only (ASO) self-insured employers, unions and other entities, seeking to replicate the successes of other cancer screening diagnostic companies that have deployed similar strategies.

Seventh Amendment to Management Services Agreement

Our daily operations are managed in part by personnel employed by our parent, PAVmed, for which we incur a service fee, according to the provisions of our management services agreement with PAVmed. On May 10, 2023, we entered into a seventh amendment to the management services agreement to increase the service fee to $0.75 million per month, effective January 1, 2023.

Financing

ATM Facility

In November 2022, we entered into an “at-the-market offering” for up to $6.5 million of our common stock that may be offered and sold under a Controlled Equity Offering Agreement between us and Cantor Fitzgerald & Co. (“Cantor”). In the three months ended March 31, 2023, we sold 230,068 shares through our at-the-market equity facility for net proceeds of approximately $0.3 million, after commissions of 3%.

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Series A Preferred Stock Offering

On March 7, 2023, we entered into subscription agreements for the sale of 13,625 shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”). Each share of the Series A Preferred Stock has a stated value of $1,000 and a conversion price of $1.394. The Series A Preferred Stock is convertible into shares of our common stock at any time at the option of the holder from and after the six-month anniversary of its issuance (or, if later, the effective date of an increase in our authorized share capital or the effective date of a registration statement covering the resale of the underlying shares), and automatically converts into shares of our common stock on the second anniversary of its issuance. The terms of the Series A Preferred Stock also include a preference on liquidation and a right to receive annual dividends equal to 20% of the number of shares into which such Series A Preferred Stock is convertible, payable on each of the one-year and two-year anniversary of the issuance date. The Series A Preferred Stock is a non-voting security, other than with respect to limited matters related to changes in terms of the Series A Preferred Stock. The aggregate gross proceeds from the sale of shares in such offering were $13.625 million.

Senior Secured Convertible Note

On March 13, 2023, we entered into the March 2023 Note SPA with the selling stockholder, which provided for the sale of the March 2023 Note to the selling stockholder in a private placement. In this prospectus, we sometimes refer to this private placement as the “March 2023 Note Offering.” Effective as of March 21, 2023, we consummated the sale of the March 2023 Note. The March 2023 Note had an initial principal amount of $11,111,110, resulting in cash proceeds of $10,000,000 after the deduction of the $1,111,110 lender fee. The net cash proceeds were approximately $9.9 million, after deducting the lender fee and the other offering expenses. For more information, see “The March 2023 Note Offering” below.

Corporate Information

We were incorporated in Delaware on May 8, 2018. We are a majority owned subsidiary of PAVmed. Our corporate offices are located at 360 Madison Avenue, 25th Floor, New York, NY 10017, and our telephone number is (212) 949-4319. Our corporate website is www.luciddx.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus or in deciding whether to purchase our securities.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with certain disclosure and other obligations that are applicable to public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), being able to take advantage of reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and being exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reduced disclosure and other obligations until we are no longer an emerging growth company.

In addition, Section 107 of the Jumpstart Our Business Startups Act (the “JOBS Act”) provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised financial accounting standards.

We may remain an emerging growth company for up to five years, although we will lose that status as of the last day of the fiscal year in which we have more than $1.235 billion of revenues, have more than $700.0 million in market value of our common stock held by non-affiliates (assessed as of the most recently completed second quarter), or if we issue more than $1.0 billion of non-convertible debt over a three-year period.

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Risk Factor Summary

Our business is subject to numerous risks and uncertainties, as more fully described in “Risk Factors” beginning on page 8 and in Item 1A, “Risk Factors,” in our most recent annual report on Form 10-K, which is incorporated herein by reference. As a result, we may be unable, for many reasons, including those that are beyond our control, to implement our current business strategy and to become profitable. Those risks and uncertainties include the following:

Risks Associated with Our Financial Condition

●	We have incurred operating losses since our inception and may not be able to achieve profitability.

●	Our quarterly operating results could be subject to significant fluctuation, which could increase the volatility of our stock price and cause losses to our stockholders.

●	Servicing our indebtedness may require a significant amount of cash, and the restrictive covenants contained in our indebtedness could adversely affect our business plan, liquidity, financial condition, and results of operations.

Risks Associated with Our Business

●	Since we have a limited operating history, and have not generated any significant revenues to date, you will have little basis upon which to evaluate our ability to achieve our business objective.

●	The markets in which we operate are attractive and other companies or institutions may develop and market novel or improved technologies, which may make the EsoGuard or EsoCheck technologies less competitive or obsolete.

●	We expect to derive substantially all of our revenues from the EsoGuard and EsoCheck products.

●	We are highly dependent on the License Agreement, the termination of which would prevent us from commercializing our products, and which imposes significant obligations on us.

●	Our products may never achieve market acceptance.

●	Our ability to be successful will be totally dependent upon the efforts of our key personnel.

●	Our business may be adversely affected by health epidemics and or pandemics, including the COVID-19 pandemic.

●	Adverse results in material litigation matters could have a material adverse effect upon our business.

Risks Associated with Healthcare Regulation, Billing and Reimbursement, and Product Safety and Effectiveness.

●	Our ability to market EsoGuard, or any other IVD product that we may develop, license, or acquire, as LDTs without FDA approval, is entirely dependent on FDA continuing to exercise enforcement discretion with regard to requiring premarket review of LDTs.

●	If we fail to maintain CLIA-certification or otherwise meet the applicable requirements of federal or state law regulating commercial clinical laboratories, such failure could limit or prevent our ability to perform our EsoGuard test.

●	Securing FDA approval of EsoGuard, or any other IVD product we may develop, license, or acquire, as an IVD device, separately or as a combined product with EsoCheck, is a complex process requiring substantial time, commitment of resources and expense without any assurance that FDA will grant such approval.

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●	Clinical trials necessary to support regulatory submission will be expensive and will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from expanding our commercial efforts and will adversely affect our business, operating results and prospects.

●	If our clinical studies do not satisfy providers, payors, patients and others as to the reliability and performance of our EsoGuard test and the EsoCheck device, or any other product or service we may develop and seek to commercialize, we may experience reluctance or refusal on the part of physicians to order, and third-party payors to pay for, such test.

●	EsoCheck and any other products we develop that receive regulatory clearance or approval will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

●	Clinical laboratories and medical diagnostic companies are subject to extensive and frequently changing federal, state, and local laws. We could be subject to significant fines and penalties if we fail (or if our prior unrelated third-party laboratory partner previously failed) to comply with these laws and regulations.

●	Many aspects of our business, beyond the specific elements described above, are subject to complex, intertwined, costly and/or burdensome federal health care laws and regulations which may open to interpretation and be subject to varying levels of discretionary enforcement.

●	If private or governmental third-party payors do not maintain reimbursement for our products at adequate reimbursement rates, we may be unable to successfully commercialize our products which would limit or slow our revenue generation and likely have a material adverse effect on our business.

Risks Associated with Our Intellectual Property and Technology Infrastructure

●	We may not be able to protect or enforce the intellectual property rights for the technology used in, or expected to be used in, our products, which could impair our competitive position.

●	We may be subject to intellectual property infringement claims by third parties which could be costly to defend, divert management’s attention and resources, and may result in liability.

●	Failure in our information technology systems could significantly disrupt our operations and our research and development efforts, which could adversely impact our revenues, as well as our research, development and commercialization efforts.

●	Our internal computer systems, or those used by our third-party research institution collaborators, vendors or other contractors or consultants, may suffer security breaches.

Risks Associated with Our Relationship with PAVmed

●	PAVmed, owns a majority of our voting stock and thus may control certain actions requiring a stockholder vote.

●	Certain conflicts of interest may arise between us and our affiliated companies, including PAVmed, and in some cases we have waived certain rights with respect thereto.

Risks Associated with Ownership of Our Common Stock

●	We may issue shares of our capital stock or debt securities in the future which could reduce the equity interest of our stockholders and might cause a change in control of our ownership.

●	Our stock price may be volatile, and purchasers of our common stock could incur substantial losses.

●	We do not intend to pay any dividends on our common stock at this time.

●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

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THE OFFERING

Issuer	Lucid Diagnostics Inc.

Common stock to be offered by the selling stockholder	25,688,308 shares issuable upon conversion of the March 2023 Note(1)

Common stock outstanding prior to this offering	43,725,703 shares(2)(3)

Common stock outstanding after giving effect to the issuance of the shares offered hereby	69,414,011 shares(1)(2)(3)

Use of proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

Risk factors	See “Risk Factors” beginning on page 8 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

Market for our common stock	Our common stock is currently traded on the Nasdaq Global Market under the symbol “LUCD.”

(1)	This amount includes 25,688,308 shares of our common stock issuable under the March 2023 Note, representing a good faith estimate of the maximum number of shares issuable thereunder. See “Selling Stockholder” for more information. The number of shares of our common stock to be issued under the March 2023 Note may be substantially greater or less than this amount, if we make the amortization payments of principal and interest in shares of our common stock (or upon conversion of the principal and interest in certain other circumstances as described elsewhere in this prospectus), because in such event the number of shares to be issued will be determined based on the then current market price (but in any event not more than fixed conversion price per share or less than the Floor Price (as defined in “The March 2023 Note Offering” below)). We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the March 2023 Note. In addition, the number of shares issued under the March 2023 Note may be substantially greater if we voluntarily lower the conversion price, which we are permitted to do pursuant to the terms thereof.

(2)	Based on 43,725,703 shares of our common stock outstanding as of May 15, 2023 (inclusive of shares of common stock underlying unvested restricted stock awards).

(3)	This amount does not include, as of May 15, 2023:

●	5,052,458 shares of our common stock issuable upon exercise of our outstanding stock options, at a weighted average exercise price of $2.19 per share; and

●	9,774,032 shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock, assuming the shares of Series A Preferred Stock were converted in full on such date at the current conversion price of $1.394 per share. The number of shares of common stock to be issued under the Series A Preferred Stock may be significantly greater than this amount, because dividends on the Series A Preferred Stock will be paid in shares of the Company’s common stock.

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In addition, as of May 15, 2023, 3,834,058 shares of our common stock reserved for issuance, but not subject to outstanding stock-based equity awards, under our 2018 Amended and Restated Long Term Incentive Equity Plan (the “2018 Plan”) and 683,983 shares of our common stock were reserved for issuance, but not yet issued, under our Employee Stock Purchase Plan, as amended and restated (the “ESPP”). The number of shares available under the 2018 Plan will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to 6% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, unless the Board provides for a lesser amount. Similarly, the number of shares available for issuance under the ESPP will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to the lesser of (a) 2% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, and (b) 1,000,000 shares, unless the Board provides for a lesser amount.

Furthermore, (i) in March 2022, we entered into a committed equity facility with a Cantor affiliate, pursuant to which the affiliate committed to purchase up to $50 million in shares of our common stock (of which $48.2 million remains as of May 15, 2023), from time to time at our request, at prices based on the current market price; (ii) in November 2022, we entered into an “at-the-market offering” for up to $6.5 million shares of our common stock (of which $6.2 million remains as of May 15, 2023), that may be offered and sold under a controlled equity offering agreement between us and Cantor, (iii) in August 2022, we entered into a sixth amendment to the management services agreement with PAVmed, pursuant to which PAVmed may elect to receive payment of the monthly fee under the management services agreement between us in cash or in shares of our common stock, with such shares valued at a price based on the current market price; and (iv) in November 2022, we entered into a payroll benefit expense reimbursement agreement with PAVmed, pursuant to which PAVmed will continue to pay certain payroll and benefit-related expenses on our behalf and we will reimburse PAVmed on a quarterly basis or at such other frequency as the parties may determine, in cash or, subject to approval by each of our board of directors and PAVmed’s board of directors, in shares of our common stock, or in a combination of cash and shares, with any such shares valued at a price based on the then current market price.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Before you make a decision to invest in our common stock, you are urged to read and carefully consider the risks and uncertainties relating to an investment in our company set forth below, together with all of the other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You should read and carefully consider the risks and uncertainties discussed under the item “Risk Factors” in our most recent annual report on Form 10-K and in any of our subsequent quarterly reports on Form 10-Q, as well as the other information in such reports and the risks, uncertainties and other information in the other documents we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying base prospectus, as such reports and documents may be amended, supplemented or superseded from time to time by documents we subsequently file with the SEC. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Related to the Offering

Investors who buy shares of common stock from the selling stockholder at different times will likely pay different prices.

The selling stockholder may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the selling stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different outcomes on their investment. Investors may experience a decline in the value of the shares they purchase from the selling stockholder in this offering as a result of future sales made by the selling stockholder at prices lower than the prices such investors paid for their shares in this offering.

A substantial number of shares of our common stock may be issued pursuant to the terms of the March 2023 Note, which could cause the price of our common stock to decline.

The March 2023 Note is convertible at any time, at the noteholder’s option, into shares of our common stock at a fixed conversion price of $5.00 per share, subject to certain adjustments. If the noteholder had elected to convert the March 2023 Note in full on May 15, 2023, we would have issued 2,222,222 shares of our common stock to the noteholder (based on $11,111,110 in aggregate principal amount outstanding as of such date and assuming no accrued and unpaid interest thereon, and without taking into account the limitations on the conversion of the March 2023 Note as described elsewhere in this prospectus).

Furthermore, the number of shares of our common stock to be issued under the March 2023 Note may be substantially greater than this amount, if we make the amortization payments of principal and interest in shares of our common stock (or upon conversion of the principal and interest in certain other circumstances as described elsewhere in this prospectus), because in such event the number of shares to be issued will be determined based on the then current market price (but in any event not more than fixed conversion price per share or less than the Floor Price). See “The March 2023 Note Offering” for more information. We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the March 2023 Note. In addition, the number of shares issued under the March 2023 Note may be substantially greater if we voluntarily lower the conversion price, which we are permitted to do pursuant to the terms thereof. For the purposes of this prospectus, we have estimated the maximum number of shares of common stock that may ultimately be issued under the March 2023 Note to be 25,688,308 shares, although the actual amount may be greater or less than this amount.

The March 2023 Note likely will be voluntarily converted only at times when it is economically beneficially for the selling stockholder to do so, and we are entitled to make amortization payments only at a price per share that is at a discount to the then current market price. The issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline.

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Sales of substantial amounts of our common stock by the selling stockholder, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling stockholder of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the selling stockholder may sell all or a portion of their shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our outstanding options, along with the potential issuance of shares under our equity compensation plans and other arrangements, may have an adverse effect on the market price of our common stock.

As of May 15, 2023, in addition to our outstanding shares of common stock, (i) 5,052,458 shares of our common stock issuable upon exercise of our outstanding stock options, at a weighted average exercise price of $2.19 per share; and (ii) 9,774,032 shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock, assuming the shares of Series A Preferred Stock were converted in full on such date at the current conversion price of $1.394 per share.

In addition, as of May 15, 2023, 3,834,058 shares of our common stock reserved for issuance, but not subject to outstanding stock-based equity awards, under the 2018 Plan and 683,983 shares of the Company’s common stock were reserved for issuance, but not yet issued, under the ESPP. The number of shares available under the 2018 Plan will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to 6% of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year, unless the Board provides for a lesser amount. Similarly, the number of shares available for issuance under the ESPP will automatically increase on January 1st of each year, through (and including) January 1, 2032, in an amount equal to the lesser of (a) 2% of the total number of shares of the Company’s common stock outstanding on December 31st of the preceding calendar year, and (b) 1,000,000 shares, unless the Board provides for a lesser amount.

Furthermore, (i) in March 2022, the Company entered into a committed equity facility with the Cantor affiliate, pursuant to which the affiliate committed to purchase up to $50 million in shares of our common stock (of which $48.2 million remains), from time to time at the Company’s request, at prices based on the current market price; (ii) in November 2022, the Company entered into an “at-the-market offering” for up to $6.5 million shares of the Company’s common stock (of which $6.2 million remains), that may be offered and sold under a controlled equity offering agreement between the Company and Cantor Fitzgerald & Co., (iii) in August 2022, the Company entered into a sixth amendment to the management services agreement with PAVmed, pursuant to which PAVmed may elect to receive payment of the monthly fee under the management services agreement in cash or in shares of the Company’s common stock, with such shares valued at a price based on the current market price; and (iv) in November 2022, the Company entered into a payroll and benefits expense reimbursement agreement with PAVmed, pursuant to which PAVmed will continue to pay certain payroll and benefit-related expenses on the Company’s behalf and the Company will reimburse PAVmed on a quarterly basis or at such other frequency as the parties may determine, in cash or, subject to approval by each of the Board, in shares of the Company common stock, or in a combination of cash and shares, with any such shares valued at a price based on the current market price.

Any issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline. In addition, the sale of these shares in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock.

Our stock price may be volatile, and purchasers of our securities could incur substantial losses.

Our stock price is likely to be volatile. The stock market in general, and the market for life science companies, and medical device companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price at which they purchase it in this offering. The market price for our common stock may be influenced by many broad market and industry factors. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In addition, the market price for our common stock may be subject to price movements that may not comport with macro, industry or company-specific fundamentals, including, without limitation, the sentiment of retail investors (including as may be expressed on financial trading and other social media sites and online forums), the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our common stock and any related hedging and other trading factors. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

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We do not intend to pay any dividends on our common stock at this time.

We have not paid any cash dividends on our shares of common stock to date. The payment of cash dividends on our common stock in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of our board of directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our Board of Directors does not anticipate declaring any dividends on our common stock in the foreseeable future. As a result, any gain you will realize on our common stock will result solely from the appreciation of such shares.

We may need substantial additional funding and may be unable to raise capital when needed, which could force us to delay, reduce, eliminate or abandon growth initiatives or product development programs.

We intend to continue to make investments to support our business growth, and we may require additional funds to:

●	continue our research and development including existing and new clinical trials;

●	pursue additional regulatory clearances and approvals for our products;

●	protect our intellectual property rights or defend, in litigation or otherwise, any claims that we infringe third-party patents or other intellectual property rights;

●	fund our operations;

●	manufacture and distribute our products; and

●	promote market acceptance of our products.

Our need for additional funds may be affected by:

●	the cost and timing of expanding our sales, marketing and distribution capabilities;

●	the effect of competing technological and market developments; and

●	the extent to which we acquire or invest in businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

Debt or preferred stock financing, if available, may involve covenants restricting our operations or our ability to incur additional debt or issue additional preferred stock, and may contain other terms that are not favorable to us or our stockholders. Additional equity financing may result in substantial dilution to our existing stockholders. If we do not have, or are not able to obtain, sufficient funds, we may have to delay product development initiatives or license to third parties the rights to commercialize products or technologies that we would otherwise seek to market. We also may have to reduce manufacturing, distribution, marketing, customer support or other resources devoted to our products.

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Servicing our indebtedness may require a significant amount of cash, and the restrictive covenants contained in our indebtedness could adversely affect our business plan, liquidity, financial condition, and results of operations.

We may be required to repay or redeem, or to pay interest on, the March 2023 Note or any future permitted indebtedness incurred by us or our subsidiaries, in cash. Despite our right to pay the interest (from and after September 21, 2023) and principal balance of the March 2023 Note by issuing shares of our common stock, we may be required to repay such indebtedness in cash, if we do not meet the Equity Conditions (including minimum price and volume thresholds) or in certain other circumstances. For example, we may be required to repay the outstanding principal balance and accrued but unpaid interest, along with a premium, upon the occurrence of certain changes of control or an event of default.

Our ability to make payments of the principal of, to pay interest on, or to redeem our indebtedness in cash, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. We have not generated material revenue from operations to date, and our business may not generate cash flow from operations in the future sufficient to service our indebtedness and make necessary capital expenditures. In addition, the March 2023 Note contains, and any future indebtedness may contain, restrictive covenants, including financial covenants. These payment obligations and covenants could have important consequences on our business. In particular, they could:

●	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness;

●	limit, among other things, our ability to borrow additional funds and otherwise raise additional capital, and our ability to conduct acquisitions, joint, ventures or similar arrangements, as a result of our obligations to make such payments and comply with the restrictive covenants in the indebtedness;

●	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

●	increase our vulnerability to general adverse economic and industry conditions; and

●	place us at a competitive disadvantage compared to our competitors that have lower fixed costs.

The debt service requirements of any other permitted indebtedness we incur or issue in the future, as well as the restrictive covenants contained in the governing documents for any such indebtedness, could intensify these risks.

If we are unable to make the required cash payments, there could be a default under one or more of the instruments governing our indebtedness. Any such default or acceleration may further result in an event of default and acceleration of our other indebtedness. In such event, or if a default otherwise occurs under our indebtedness, including as a result of our failure to comply with the financial or other covenants contained therein, the holders of our indebtedness could require us to immediately repay the outstanding principal and interest on such indebtedness in cash, in some cases subject to a premium. Furthermore, the holders of our secured indebtedness could foreclose on their security interests in our assets.

If we are required to make payments under our indebtedness in cash and are unable to generate sufficient cash flow from operations, we may be required to sell assets, or we may seek to refinance the remaining balance, by either refinancing with the holder of the indebtedness, by raising sufficient funds through a sale of equity or debt securities or by obtaining a credit facility. No assurances can be given that we will be successful in making the required payments under our indebtedness, or in refinancing our obligations on favorable terms, or at all. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. A failure to refinance could have a material adverse effect on our liquidity, financial position, and results of operations. Should we refinance, it could be dilutive to shareholders or impose onerous terms on us.

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USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

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THE MARCH 2023 NOTE OFFERING

On March 13, 2023, we entered into the March 2023 Note SPA with the selling stockholder, which provided for the sale of the March 2023 Note to the selling stockholder in a private placement. In this prospectus, we sometimes refer to this private placement as the “March 2023 Note Offering.” Effective as of March 21, 2023, we consummated the sale of the March 2023 Note.

The March 2023 Note had an initial principal amount of $11,111,110, resulting in cash proceeds of $10,000,000 after the deduction of the $1,111,110 lender fee. The net cash proceeds were approximately $9.9 million, after deducting the lender fee and the other offering expenses.

March 2023 Note SPA

The March 2023 Note SPA contains certain representations and warranties, covenants and indemnities customary for similar transactions. Under the March 2023 Note SPA, we also agreed to the following additional covenants:

●	During the period through and including the 90th day after the Maturity Date (as defined below), or such later date as is agreed between the parties, we may not issue any securities that would cause a breach of the March 2023 Note, file a registration statement under the Securities Act relating to any securities other than the shares underlying the March 2023 Note or the Series A Preferred Stock, or issue, offer, sell, grant any option or right to purchase, or otherwise dispose of any equity or equity-linked or related security, any debt, any preferred stock (other than up to $6,375,000 shares of the Series A Preferred Stock) or any purchase rights, subject to certain exceptions, including issuances at a price greater than $5.00 per share.

●	So long as the March 2023 Note remains outstanding, we will not effect or enter an agreement to effect any variable rate transaction.

●	We will hold a stockholder meeting, by no later than July 31, 2023, to approve resolutions (the “Stockholder Resolutions”) authorizing (i) an increase in the authorized shares of our common stock from 100 million to 200 million shares, and (ii) the issuance of shares of our common stock under the March 2023 Note for the purposes of compliance with the stockholder approval rules of Nasdaq. (In accordance with this requirement, the Stockholder Resolutions will be presented for approval at our annual meeting of stockholders scheduled to be held on June 21, 2023.) We will be obligated to continue to seek stockholder approval quarterly until such approval is obtained.

In addition, under the March 2023 Note SPA, we granted the purchaser participation rights in future offerings of any equity or equity-linked or related security, any debt, any preferred stock or any purchase rights, during the three years after the closing (or the date the March 2023 Note is no longer outstanding, if later) in an amount of up to 100% of the securities being sold in such offerings.

Pursuant to the March 2023 Note SPA, we entered into a voting agreement (a “Voting Agreement”) with our parent company, PAVmed, which holds an aggregate of approximately 72% of our common stock, pursuant to which PAVmed agreed to vote the shares of our common stock now owned or hereafter acquired by it in favor of the Stockholder Resolutions.

In addition, in connection with the issuance of the March 2023 Note, we entered into a registration rights agreement with the noteholder (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement covering the resale of the shares of our common stock underlying the March 2023 Note and granted the noteholder certain piggyback registration rights. In accordance with the Registration Rights Agreement, the shares of common stock offered by this prospectus consist of 25,688,308 shares issuable under the March 2023 Note, representing a good faith estimate of the maximum number of shares issuable thereunder.

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March 2023 Note

Interest and Maturity. The March 2023 Note will accrue interest at a rate of 7.875% per annum and will mature on March 21, 2025, subject to the right of the noteholders to extend the Maturity Date under certain circumstances (the “Maturity Date”). Interest is payable in arrears, prior to the first Installment Date (as defined below) and after the Maturity Date, on the 1st trading day of each calendar month, and otherwise on each Installment Date. Interest due prior to the first Installment Date and after the Maturity Date is payable in cash. Interest due on an Installment Date is payable as part of the Installment Amount (as defined below). The payment of Installment Amounts is more fully described below.

Rank. The March 2023 Note is required to be senior to all our other indebtedness, other than certain permitted indebtedness.

Security and Guaranty. The March 2023 Note is secured by all our existing and future assets (including those of our significant subsidiaries), pursuant to a security agreement by and between the Company and the noteholder (the “Security Agreement”). The obligations under the March 2023 Note are guaranteed by all our existing and future subsidiaries, pursuant to a guaranty by and between the Company’s subsidiaries and the noteholder (the “Guaranty”).

Voluntary Conversion. All or any portion of the principal amount of the March 2023 Note, plus accrued and unpaid interest and any late charges thereon, is convertible at any time, in whole or in part, at the noteholder’s option, into shares of our common stock at the current fixed conversion price of $5.00 per share, subject to certain adjustments. In addition, subject to the rules and regulations of Nasdaq, we may at any time during the term of the March 2023 Note, with the prior written consent of the noteholder, reduce the then current fixed conversion price to any amount and for any period of time deemed appropriate by our board of directors.

Alternate Conversion. At any time during an Event of Default Redemption Right Period (as defined in the March 2023 Note), the noteholder may alternatively elect to convert all or any portion of the March 2023 Note at an alternate conversion price equal to the lower of: (i) the fixed conversion price then in effect, and (ii) the lowest of (a) 80% of the VWAP of our common stock as of the trading day immediately preceding the delivery or deemed delivery of the applicable notice of conversion, (b) 80% of the VWAP of our common stock as of the trading day of the delivery or deemed delivery of the applicable notice of conversion, (c) 80% of the VWAP of our common stock as of the trading day immediately prior to the time of occurrence of the applicable event of default, and (d) 80% of the average VWAP of our common stock for each of the two trading days with the lowest VWAP of our common stock during the ten consecutive trading day period ending and including the trading day immediately prior to the delivery or deemed delivery of the applicable notice of conversion, but in the case of clause (ii), not less than $0.30 per share, subject to certain adjustments (the “Floor Price”).

Installments. On September 21, 2023, on the 1st and 10th trading day of each calendar month thereafter, and on the Maturity Date (each an “Installment Date”), we will make an amortization payment on the March 2023 Note in an amount equal to the initial principal balance of the March 2023 Note divided by the total number of such amortization payments (such that the entire initial principal balance will be repaid by the Maturity Date), plus any amounts that have been deferred or accelerated to the applicable Installment Date (as described below), plus all accrued and unpaid interest and any late charges (an “Installment Amount”). Each amortization payment will be satisfied, at our election, in shares of our common stock, subject to certain customary equity conditions (including minimum price and volume thresholds) (the “Equity Conditions”), at 100% of the Installment Amount (an “Installment Conversion”) or otherwise (or at our option, in whole or in part) in cash at a premium of 15% of the Installment Amount (an “Installment Redemption”). If we effect an Installment Conversion, we will convert all or a portion of the Installment Amount into shares of our common stock at an installment conversion price per share equal to the lower of (i) the fixed conversion price then in effect and (ii) 82.5% of the average VWAP of our common stock for each of the two trading days with the lowest VWAP of our common stock during the ten consecutive trading day period ending and including the trading day immediately prior to the applicable Installment Date, but in the case of clause (ii), not less than the Floor Price.

Deferral. The noteholder may, at its election, defer the payment of all or any portion of the Installment Amount due on any Installment Date to another Installment Date.

Acceleration. On any day during the period starting on an Installment Date and ending on the trading day immediately prior to the next Installment Date (the “Installment Period”), the noteholder may, at its election, accelerate the conversion of other Installment Amounts at an acceleration conversion price per share equal to the lower of (i) the installment conversion price for the most recent Installment Date, and (ii) 82.5% of the average VWAP of our common stock for each of the two trading days with the lowest VWAP of our common stock during the ten consecutive trading day period ending and including the trading day immediately prior to the acceleration date, but in the case of clause (ii), not less than the Floor Price.

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Reallocation. A noteholder may, at its election, reallocate all or any portion of the Installment Amount for an Installment Date to a later date during the Installment Period, with such reallocated amount converted at a reallocation conversion price per share equal to the lower of: (i) the fixed conversion price then in effect, and (ii) the lower of (x) the installment conversion price for the such Installment Date, and (y) 82.5% of the average VWAP of our common stock for each of the two trading days with the lowest VWAP of our common stock during the ten consecutive trading day period ending and including the trading day immediately prior to the reallocation date, but in the case of clause (y), not less than the Floor Price.

Change of Control. Upon a Change of Control (as defined in the March 2023 Note), a noteholder may require us to redeem all, or any portion, of the March 2023 Note at a price equal to 115% the greater of: (i) the outstanding value of the March 2023 note; (ii) the underlying value of the shares then issuable upon conversion of the March 2023 Note (without regard to any limitation on conversion set forth in the March 2023 Note); and (iii) the Change of Control consideration attributable to underlying value of the shares then issuable upon conversion of the March 2023 Note (without regard to any limitation on conversion set forth in the March 2023 Note).

Subsequent Placement Optional Redemption. At any time after the earlier of the date a noteholder becomes aware of any placement by us of equity or equity-linked securities or the date of consummation of such a placement, subject to certain limited exceptions, the noteholder will have the right to have us redeem in cash, at a 15% premium, a portion of the March 2023 Note not in excess of 50% of the net proceeds from such placement. If the noteholder is participating in any such placement, the noteholder may apply the redemption amount against the purchase price of the securities in such placement.

Beneficial Ownership Limitation. A noteholder will not have the right to convert any portion of the March 2023 Note, to the extent that, after giving effect to such conversion, the noteholder (together with certain of its affiliates and other related parties) would beneficially own in excess of 9.99% of the shares of our common stock outstanding immediately after giving effect to such conversion (the “Maximum Percentage”). The noteholder may from time to time increase or decrease the Maximum Percentage (which in no event may exceed 9.99%), provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

Nasdaq Limitation. Unless we obtain the approval of our stockholders as required by Nasdaq, we will be prohibited from issuing any shares of common stock upon conversion of the March 2023 Note or otherwise pursuant to the terms of the March 2023 Note, if the issuance of such shares of common stock would exceed 19.99% of our outstanding shares of common stock as of the date of the March 2023 Note SPA or otherwise exceed the aggregate number of shares of common stock which we may issue without breaching our obligations under the rules and regulations of Nasdaq.

Events of Default. The March 2023 Note provides for certain “Events of Default,” including, among other things, any breach of the covenants described below and any failure of both Lishan Aklog, M.D., our Chairman and Chief Executive Officer, to serve as our Chief Executive Officer and Dennis McGrath, our Chief Financial Officer, to serve as our Chief Executive Officer or Chief Financial Officer. In connection with an Event of Default, the noteholder may require us to redeem all or any portion of the March 2023 Note, in cash, at a price equal to the greater of (i) 132.5% of the conversion amount being redeemed and (ii) the number of shares issuable upon conversion of the conversion amount to be redeemed at the alternate conversion price (as defined in the March 2023 Note) then in effect, multiplied by the greatest closing sale price of our common stock on any trading day during the period beginning on the date immediately before the Event of Default and ending on the date of redemption.

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Covenants. We will be subject to certain customary affirmative and negative covenants regarding the rank of the March 2023 Notes, the incurrence of indebtedness, the existence of liens, the repayment of indebtedness and the making of investments, the payment of cash in respect of dividends, distributions or redemptions, the transfer of assets, the maturity of other indebtedness, and transactions with affiliates, among other customary matters. We also will be subject to financial covenants requiring that (i) the amount of our available cash shall equal or exceed $5 million at all times, (ii) the ratio of (a) the outstanding principal amount of the March 2023 Note, accrued and unpaid interest thereon and accrued and unpaid late charges to (b) our average market capitalization over the ten trading days preceding the last day of each fiscal quarter, commencing with September 30, 2023, shall not exceed 30%, and (iii) our market capitalization shall at no time be less than $30 million.

If the noteholder had elected to convert the March 2023 Note in full on May 15, 2023, we would have issued 2,222,222 shares of our common stock to the noteholder (based on $11,111,110 in aggregate principal amount outstanding as of such date and assuming no accrued and unpaid interest thereon, and without taking into account the limitations on the conversion of the March 2023 Note as described elsewhere in this prospectus). Assuming instead that all Installment Amounts are paid as scheduled in shares of our common stock at a price equal to the current market price as of May 15, 2023 (i.e., $1.49 per share), we estimate that we will issue 7,933,101 shares to the noteholder. Assuming instead that all Installment Amounts are paid as scheduled in shares of common stock at a price equal to the Floor Price (i.e., $0.30 per share), we estimate that we will issue 39,401,067 shares to the noteholder.

The foregoing is only a summary of the material terms of the March 2023 Note SPA, the Voting Agreement, the Registration Rights Agreement, the Security Agreement and the Guaranty, and does not purport to be a complete description of the rights and obligations of the parties thereunder. Such summary is qualified in its entirety by reference to the full text of the March 2023 Note SPA, the Voting Agreement, the Registration Rights Agreement, the Security Agreement and the Guaranty, which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

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SELLING STOCKHOLDER

This prospectus relates to the potential offer and sale from time to time of up to 25,688,308 shares of our common stock by the selling stockholder. The term “selling stockholder,” as used in this prospectus, includes the entity listed in the table below, as well as its pledgees, donees, transferees, assignees, successors and others who later come to hold any interests in shares of our common stock offered by this prospectus other than through a public sale.

The shares of common stock being offered by the selling stockholder are those issuable to the selling stockholder upon conversion of the March 2023 Note. For additional information regarding the issuance of the notes, see “The March 2023 Note Offering” above. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the March 2023 Note issued pursuant to the March 2023 Note SPA and except for certain investments in PAVmed, our parent company, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of shares of common stock and the March 2023 Note, as of May 15, 2023, assuming conversion of the March 2023 Note held by each such selling stockholder on that date but taking account of the limitations on conversion set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder and does not take in account the limitations on conversion of the March 2023 Note set forth therein. As a result of such limitations, the shares of common stock offered by this prospectus may exceed the number of shares of common stock beneficially owned by the selling stockholder as of May 15, 2023.

In accordance with the terms of the Registration Rights Agreement, this prospectus covers 250% of the number of shares issuable upon conversion in full of the March 2023 Note (including interest on the notes through March 21, 2025), assuming for the purposes of this calculation that the March 2023 Note was converted at an alternate conversion price of $1.15 (which was the alternate conversion price on May 15, 2023), without regard to any limitations on conversion contained therein. The foregoing calculation represents a good faith estimate of the maximum number of shares of common stock issuable pursuant to the March 2023 Note. Because the conversion price of the notes may vary, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the March 2023 Note, the selling stockholder may not convert the March 2023 Note to the extent (but only to the extent) the selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99% of our outstanding shares (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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	Beneficial Ownership Before the Offering(1)			Maximum Number of Shares which may be offered pursuant to this Offering		Beneficial Ownership After Offering(1)
Name and Address of Holder	Number of Shares		%	Number of Shares		Number of Shares		%
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(2)	2,222,222	(3)	4.84	25,688,308	(4)	—	(5)	0.00

(1)	Applicable percentage ownership is based on 43,725,703 shares of our common stock outstanding as of May 15, 2023, and based on 69,414,011 shares of our common stock outstanding after the offering.

(2)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(3)	This column lists the number of shares of our common stock beneficially owned by this selling stockholder as of May 15, 2023 calculated at a fixed conversion price of $5.00 per share. Without regard to the Maximum Percentage, as of May 15, 2023, this selling stockholder would beneficially own an aggregate of 25,688,308 shares of our common stock, consisting of 250% of the number of shares of common stock underlying the outstanding March 2023 Note held by this selling stockholder, assuming for the purposes of this calculation that the March 2023 Note was converted at an alternate conversion price of $1.15, all of which shares are being registered for resale under this prospectus.

(4)	For the purposes of the calculations of common stock to be sold pursuant to the prospectus we are assuming (i) an alternate conversion date as of the date of filing of the registration statement of which this prospectus forms a part, (ii) interest on the March 2023 Note has accrued through the maturity date of March 21, 2025, and (iii) that the Note is converted in full at the alternate conversion price of $1.15 per share (without regard to any limitations on conversion set forth therein).

(5)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all shares of common stock underlying March 2023 Note registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder is not obligated to sell all or any portion of the shares of our common stock offered pursuant to this prospectus.

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PLAN OF DISTRIBUTION OF SECURITIES

We are registering the shares of common stock issuable upon conversion of the March 2023 Note to permit the resale of these shares of common stock by the holders of the March 2023 Note from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholder may pledge or grant a security interest in some or all of the notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $65,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is quoted on the Nasdaq Global Market under the symbol “LUCD.”

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LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of Lucid Diagnostics Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the two years then ended, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

Statements contained in this prospectus regarding the contents of any contract or other document that is filed as an exhibit to the registration statement or any SEC filing incorporated by reference in the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement or any SEC filing incorporated by reference in the registration statement.

The registration statement and our SEC filings, including the documents referred to below under “Information Incorporated by Reference,” are also available on our website, www.luciddx.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of such registration statement and prior to the sale of all of the securities offered hereby:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed on March 14, 2023).

●	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 (filed on May 15, 2023).

●	Current Reports on Form 8-K filed on January 18, 2023, February 17, 2023, March 13, 2023, March 14, 2023, and March 24, 2023.

●	Form 8-A filed on October 12, 2021 registering our common stock under Section 12(b) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of the documents incorporated by reference in this prospectus, without charge, upon written or oral request directed to Lucid Diagnostics Inc., 360 Madison Avenue, 25th Floor, New York, New York 10017, telephone number (212) 949-4319. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

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25,688,308 Shares

Lucid Diagnostics Inc.

Common Stock

PROSPECTUS

June 1, 2023